Exhibit 4.3

Quote dated 15th April 2005 prepared for

Steve Rappard

‘Profile X’

Quote costed from Presentation Video and provisional meetings

A TOMCAT GLOBAL COMPANY

Brilliant Stages Ltd

Registered in England No 3684293

Unit 2 Hillgate, Hitchin

Registered office

Herts.  SG4 0RY

Colonial Chambers

United Kingdom

Temple Street

Tel: +44 (0) 1462 455366

Liverpool. L2 5RH

Fax: +44 (0) 1462 436219

E-mail: info@bstages.com

Quote for Steve Rappard

‘Profile X’

1.

Stage X Feasibility Design/Study to cover Mechanical Engineering and Automation Control

           Elements to be covered:

-

Truck Drive and steering

-

Video screen movement and attachment to stage truck

-

Truck alignment and mating

-

Stage system lift and levelling

-

Deployment of hand rails and apron steps

-

Deployment of video screens

-

Roof deployment

-

Deployment of additional elements - flagpoles, risers etc

-

Deployment of loudspeaker platforms

The feasibility study will cover:

-

Initial design discussions with Profile-X and team members

-

Discussions with other suppliers, Video, audio, lighting etc.

-

Detailed evaluation of each axis of movement

- preferred mechanical design, including concept drawings

- motive power

- control method

- position sensing

- required interlocking and interaction with other axes

-

Master control system

- wireless data distribution

- remote control units for truck control and deployment

- multi-user operation

- system fault detection and reporting

- interlocking to ensure safe deployment / dismantling in correct order

- safety systems – emergency stop; limit switches; safe edges; light beams etc.

-

Truck drive and steering control

-

Self levelling and alignment systems

-

Meetings with key mechanical and control suppliers

-

Report preparation

Estimated timescale: Mechanical analysis 4-8 weeks  Control analysis 8-12 weeks from initial design discussions.

                                           £50,000.00 (GBP)

Quote for Steve Rappard

‘Profile X’

Billing schedule:

50% up-front deposit, payable on receipt of your order

50% payment due on completion, prior to submission of report

The above budget figures are ex-works, valid for 30 days unless otherwise stated, exclude VAT, and are based on information available to date.  E&OE.  Any subsequent specifications in method or finish, which cannot be accommodated within this price, will be notified as an extra cost or an alternative offered where possible.  Where prices are itemised, these prices are only applicable as part of complete order.  Individual items ordered separately will be re-quoted.  Our standard terms and conditions apply, a copy of which is available on request.  This estimate does not constitute an offer.

A TOMCAT GLOBAL COMPANY

Brilliant Stages Ltd

Registered in England No 3684293

Unit 2 Hillgate, Hitchin

Registered office

Herts.  SG4 0RY

Colonial Chambers

United Kingdom

Temple Street

Tel: +44 (0) 1462 455366

Liverpool. L2 5RH

Fax: +44 (0) 1462 436219

E-mail: info@bstages.com